Exhibit 99.1

Holly Corporation Reports Shutdown at Tulsa Refinery Facility

DALLAS, TX – April 25, 2011 – Holly Corporation (NYSE:HOC) reported today it has shut down its West facility crude unit due to a mechanical failure that was discovered on Friday night.

The crude unit is now being readied for repairs, which are expected to take several days. Crude throughput at the Tulsa refinery is expected to be reduced by approximately 50% until this crude unit returns to service.

The following is a ‘safe harbor’ statement under the Private Securities Litigation Reform Act of 1995: The statements in this press release relating to matters that are not historical facts are ‘forward-looking statements’ within the meaning of the federal securities laws, including, but not limited to, statements regarding future operations and repair time. These statements are based on our beliefs and assumptions using currently available information and expectations as of the date hereof, are not guarantees of future events or performance and involve certain risks and uncertainties. Important factors that could cause our actual results to differ materially from the expectations reflected in our forward looking statements include those additional risks contained in our filings made from time to time with the Securities and Exchange Commission. Although we believe that the expectations reflected in these forward-looking statements are reasonable, we cannot assure you that our expectations will prove correct. Therefore, actual outcomes and results could materially differ from what is expressed, implied or forecast in these statements. The forward-looking statements speak only as of the date made and, other than as required by law, we undertake no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

Holly Corporation, headquartered in Dallas, Texas, is an independent petroleum refiner and marketer that produces high value light products such as gasoline, diesel fuel, jet fuel and other high value specialty products. Holly operates through its subsidiaries a 100,000 barrels per stream day (“bpsd”) refinery located in Artesia, New Mexico, a 125,000 bpsd refinery in Tulsa, Oklahoma and a 31,000 bpsd refinery in Woods Cross, Utah. A subsidiary of Holly also owns a 34% interest (including the general partner interest) in Holly Energy Partners, L.P.

FOR FURTHER INFORMATION, contact:

M. Neale Hickerson, Vice President, Investor Relations
Holly Corporation
214/871-3555